[CDI]

News Release

           CDI Corp. Reports First Quarter 2008 Net Earnings of $0.39 per Diluted Share and Announces Dividend

Philadelphia (April 30, 2008) - CDI Corp. (NYSE:CDI)today reported net earnings for the first quarter ended March 31, 2008 and announced a quarterly cash dividend.

For the quarter ended March 31, 2008, the company reported net earnings from continuing operations of $7.9 million, or $0.39 per diluted share, on revenue of $293.9 million versus $8.0 million, or $0.40 per diluted share, on revenue of $293.9 million in the prior-year quarter. First quarter 2008 net earnings included a pre-tax charge of $0.6 million for reserves related to an international master licensee of MRI Worldwide Network Limited. First quarter 2007 net earnings included a previously-disclosed $1.6 million pre-tax reversal of a legal accrual. When adjusting for these items, year-over-year net earnings from continuing operations for the first quarter 2008 would have increased by 18.2%. (See attached table for reconciliation).

"As anticipated, year-over-year revenue momentum slowed during the quarter driven primarily by continued softness in IT staffing and some reductions in lower-margin engineering work. We also saw flattening of permanent placement activity at MRI and Anders as client uncertainty led to delayed hiring decisions," said President and Chief Executive Officer, Roger H. Ballou. "We are pleased, however, that our strategic focus on higher-margin, longer-cycle services continues to produce gross profit margin momentum on a year-over-year basis. Revenue growth in our higher-margin businesses produced a solid overall gross profit increase of $3.2 million or 4.7%."

The company also announced a quarterly dividend of $0.13 per share to be paid on May 28, 2008 to all shareholders of record as of May 14, 2008.

Additionally, the company reported that it repurchased 72,400 shares of its common stock for a total of $1.8 million during the first quarter of 2008 under the previously-announced Board-authorized repurchase program of up to $50 million of the company's outstanding common stock.

Business Segment Discussion

The CDI Engineering Solutions segment reported a 3.7% increase in first quarter revenue compared to the year-ago quarter driven by growth in the Process & Industrial and Government Services verticals. Operating profit increased 13.3% due to revenue growth, an increased mix of higher-margin engineering project business and growth in permanent placement. Operating profit growth, when adjusted for the previously-mentioned $1.6 million reversal of a legal accrual in the first quarter of 2007, would have been approximately 36% on a year-over-year basis.

Management Recruiters International, Inc.'s (MRI) first quarter revenue increased by 21.4% versus the prior-year quarter driven by strong growth in contract staffing services revenue. Operating profit declined by 32.2% versus the year-ago quarter driven by the aforementioned charge to earnings of $0.6 million and a decline in royalty revenue. This decline in royalties was driven by sequential slowdowns in consumer products and services and in the industrial and manufacturing sectors.

Revenue at U.K.-based AndersElite was essentially flat versus the prior-year quarter, both in dollars and on a constant currency basis. This reflects softness in permanent placement and contract staffing services demand in the U.K., offsetting strong growth in Australia. Operating profit increased by 3.0% over the first quarter of 2007 driven by effective expense controls and improved productivity, as well as growth in the Australian market.

CDI IT Solutions revenue declined by 14.1% versus the year-ago quarter reflecting decreases in contract staffing services provided to automotive clients and previously-identified staffing reductions by a large IT client. Operating profit declined by 87.2% reflecting the decline in revenue.

Corporate Summary

Corporate overhead costs increased by 7.3% on a year-over-year basis, primarily reflecting higher stock-based and other compensation costs somewhat offset by decreases in compliance spending.

"We ended the quarter with approximately $110 million in cash and cash equivalents," said Ballou. "With our cash on-hand and untapped borrowing capacity, we should have sufficient resources to support organic revenue growth, capital spending, our stock repurchase program, shareholder dividends and potential acquisitions.

"Our strategy to deliver engineering and professional staffing services on a global basis is producing positive results. During the first quarter 2008, approximately 34% of our revenue was generated from projects and clients outside of the United States compared to approximately 30% in the prior-year quarter. Additionally, our strategy to move our business to higher-margin services is working as gross profit margin increased by over 100 basis points versus the first quarter of 2007."

Business Outlook

"The current economic environment is creating some headwind, particularly in the area of permanent placement as clients slow their hiring processes. We anticipate that these general conditions could persist for several quarters and have made, and will continue to make, appropriate adjustments to our cost structure. In spite of these economic conditions, we still see the potential to increase revenue by 2% to 4% in the second quarter versus the prior-year quarter, and we still see the potential for full year revenue growth in the range of 3% to 6%," said Ballou. "Our business model remains solid and our strategy to invest in the growth of higher-margin businesses could generate up to 20% variable contribution margin on revenue growth in the second quarter and 12% to 14% for the full year. "

Financial Tables Follow

Conference Call/Webcast
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.cdicorp.com. An online replay will be available at http://www.cdicorp.com for 14 days after the call.

Company Information
Headquartered in Philadelphia, CDI Corp. (NYSE: CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc. Visit CDI at http://www.cdicorp.com.

                  Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategies for growth and future financial results (such as revenues, variable contribution margin and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should", intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions and levels of capital spending by customers in the industries that we serve; competitive market pressures; our ability to maintain and grow our revenue base; the availability and cost of qualified labor; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in customers' attitudes towards outsourcing; credit risks associated with our customers; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of our temporary employees; our performance on customer contracts; adverse consequences arising out of the U.K. Office of Fair Trading investigation; and government policies or judicial decisions adverse to our businesses. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Vincent Webb
Vice President, Corporate Communications & Marketing
215-636-1240
Vince.Webb@cdicorp.com

Mark Kerschner
Chief Financial Officer
215-636-1105
Mark.Kerschner@cdicorp.com

                                       ###

                           CDI Corp. and Subsidiaries
                      Consolidated Earnings Release Tables
                                   (Unaudited)
                      (in thousands, except per share data)

                                                        For the three months ended
                                                   ----------------------------------
                                                          March 31,
                                                   ---------------------  December 31,
                                                      2008        2007       2007
                                                   ---------   ---------   ---------
Revenues                                           $ 293,880   $ 293,914   $ 298,960

Cost of services                                     222,625     225,872     224,253
                                                   ---------   ---------   ---------
Gross profit                                          71,255      68,042      74,707

Operating and administrative expenses                 60,292      55,643      63,013
                                                   ---------   ---------   ---------
Operating profit                                      10,963      12,399      11,694

Other income, net                                      1,248         435       1,096
                                                   ---------   ---------   ---------
Earnings from continuing operations
  before income taxes                                 12,211      12,834      12,790

Income tax expense                                     4,287       4,787       4,619
                                                   ---------   ---------   ---------
Earnings from continuing operations                    7,924       8,047       8,171

Earnings (loss) from discontinued operations             --          421        (355)
                                                   ---------   ---------   ---------
Net earnings                                       $   7,924   $   8,468   $   7,816
                                                   =========   =========   =========
Diluted earnings per share
   Earnings from continuing operations             $    0.39   $    0.40   $    0.40

   Earnings (loss) from discontinued operations          --         0.02       (0.02)
                                                   ---------   ---------   ---------
   Net earnings                                    $    0.39   $    0.42   $    0.38
                                                   =========   =========   =========
Average diluted number of shares                      20,405      20,194      20,452
                                                   =========   =========   =========

Selected Balance Sheet Data from
continuing operations:
                                           For the three months ended
                                    --------------------------------------
                                           March 31,
                                    ----------------------    December 31,
                                      2008          2007          2007
                                    --------      --------      --------
Cash and cash equivalents           $110,043      $ 36,566      $127,059

Accounts receivable, net            $223,401      $250,272      $210,629

Current assets                      $343,628      $299,365      $348,754

Total assets                        $447,317      $395,298      $450,058

Current liabilities                 $ 95,124      $113,607      $102,741

Shareholders' equity                $338,901      $308,771      $334,978

                           CDI Corp. and Subsidiaries
                Consolidated Earnings Release Tables (continued)
                                   (Unaudited)
                      (in thousands, except per share data)


Selected Cash Flow Data from
continuing operations:
                                              For the three months ended
                                       -----------------------------------------
                                              March 31,
                                       ---------------------       December 31,
                                        2008           2007           2007
                                       ------         ------         ------

Depreciation expense                   $2,850         $2,593         $2,816

Capital expenditures                   $4,444         $2,159         $1,997

Dividends paid                         $2,646         $2,212         $2,649

Free cash flow for the quarter ended March 31, 2008 is shown below:

  Net cash used in operating activities                                $ (7,210)

  Less: capital expenditures                                             (4,444)

  Less: dividends paid                                                   (2,646)
                                                                       --------
  Free cash flow used in continuing operations                          (14,300)
                                                                       ========


Selected Earnings and Other Financial
Data from continuing operations:
                                                       For the three months ended
                                                ----------------------------------------
                                                        March 31,
                                                -----------------------     December 31,
                                                   2008          2007          2007
                                                ----------    ----------    ----------
Revenues                                        $  293,880    $  293,914    $  298,960

Gross profit                                    $   71,255    $   68,042    $   74,707

Gross profit margin                                   24.3%         23.2%         25.0%

Operating and administrative expenses as a
percentage of revenue                                 20.5%         18.9%         21.1%

Corporate expenses                              $    5,086    $    4,741    $    5,163
Corporate expenses as a percentage of revenue          1.7%          1.6%          1.7%

Operating profit margin                                3.7%          4.2%          3.9%

Effective income tax rate                             35.1%         37.3%         36.1%

After-tax return on shareholders' equity (a)           9.8%          8.3%         10.0%

Pre-tax return on net assets (b)                      21.4%         17.1%         23.4%

Variable contribution margin (c)                        NM(c)       20.3%         17.0%


Reconciliation to adjusted earnings from continuing
operations(1):
                                              For the three months ended
                                                   -----------------
                                                        March 31,
                                                   -----------------   Increase/
                                                     2008      2007   (Decrease)
                                                   -------   -------    ------
Earnings from continuing operations, as reported   $ 7,924   $ 8,047      (1.5)%

First quarter adjustments - net of tax (1)             405    (1,003)
                                                   -------   -------
Earnings from continuing operations, as adjusted   $ 8,329   $ 7,044      18.2%
                                                   =======   =======

(1) The table above reconciles CDI's first quarter results of operations on a more comparable basis by adjusting for the unfavorable after-tax effect of the $0.6 million charge in 2008 related to MRI and the favorable after-tax effect of the $1.6 million reversal in 2007 of a legal accrual, due to the Company's successful appeal of a 2004 lawsuit judgment against the Company.

                           CDI Corp. and Subsidiaries
                Consolidated Earnings Release Tables (continued)
                                   (Unaudited)
                      (in thousands, except per share data)


Selected Segment Data from
continuing operations:
                                               For the three months ended
                                          -------------------------------------
                                                 March 31,
                                          ---------------------    December 31,
                                            2008         2007          2007
                                          --------     --------     ---------

Engineering Solutions (d)
Revenues                                  $156,152     $150,522     $157,581
Gross profit                                34,700       29,911       36,128
Gross profit margin                           22.2%        19.9%        22.9%

Operating profit                            10,821        9,547        9,951
Operating profit margin                        6.9%         6.3%         6.3%

Management Recruiters International
Revenues                                  $ 19,631     $ 16,173     $ 21,451
Gross profit                                10,694        9,830       12,248
Gross profit margin                           54.5%        60.8%        57.1%

Operating profit                             2,250        3,318        3,936
Operating profit margin                       11.5%        20.5%        18.4%

AndersElite
Revenues                                  $ 61,740     $ 61,595     $ 62,777
Gross profit                                15,664       16,175       15,424
Gross profit margin                           25.4%        26.3%        24.6%

Operating profit                             2,775        2,693        2,307
Operating profit margin                        4.5%         4.4%         3.7%

IT Solutions (d)
Revenues                                  $ 56,357     $ 65,624     $ 57,151
Gross profit                                10,197       12,126       10,907
Gross profit margin                           18.1%        18.5%        19.1%

Operating profit                               203        1,582          663
Operating profit margin                        0.4%         2.4%         1.2%


Engineering Solutions Revenue
                                                 For the three months ended
                                           ------------------------------------
                                                 March 31,
                                           --------------------     December 31,
by Vertical (d):                             2008         2007          2007
                                           --------     --------     --------

CDI Process and Industrial                 $117,317     $112,092     $120,451
CDI Government Services                      19,845       16,552       18,358
CDI Aerospace                                15,875       18,129       16,085
CDI Life Sciences                             3,115        3,749        2,687
                                           --------     --------     --------
Total Engineering Solutions Revenue        $156,152     $150,522     $157,581
                                           ========     ========     ========

                           CDI Corp. and Subsidiaries
                Consolidated Earnings Release Tables (continued)
                                   (Unaudited)
                      (in thousands, except per share data)


Selected Earnings Data from
discontinued operations (e):
                                                   For the three months ended
                                                --------------------------------
                                                     March 31,
                                                ----------------    December 31,
                                                 2008      2007        2007
                                                ------    -------    -------
Net Revenues                                    $    -    $38,027    $     -

Earnings (loss) from discontinued operations,
   before taxes                                      -        672       (569)

Income tax expense (benefit)                         -        251       (214)
                                                -------   -------    -------
Earnings (loss) from discontinued operations,
   net of taxes                                 $    -    $   421    $  (355)
                                                =======   =======    =======

(a) Current quarter combined with the three preceding quarters' net earnings from continuing operations divided by the average shareholders' equity.

(b) Current quarter combined with the three preceding quarters' pre-tax earnings from continuing operations divided by the average net assets. Net assets include total assets from continuing operations minus total liabilities from continuing operations excluding cash, external debt and income tax accounts.

(c) Year-over-year change in operating profit from continuing operations divided by year-over-year change in revenue from continuing operations. The calculation for the first quarter of 2008 is not meaningful (NM) because revenues were relatively flat.

(d) The Company has revised the reporting segments' prior year data for Engineering Solutions and IT Solutions for comparative purposes.

(e) In September 2007, the Company sold its Todays Staffing, Inc. subsidiary. Please see the Company's consolidated financial statements and the notes thereto for the year ended December 31, 2007 included in Form 10-K, filed with the Securities and Exchange Commission on March 7, 2008.